Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-127405

SUPPLEMENT NO. 5 DATED JUNE 16, 2008, TO THE PROSPECTUS

DATED APRIL 25, 2008 OF CB RICHARD ELLIS REALTY TRUST

We are providing this Supplement No. 5 to you in order to supplement our prospectus dated April 25, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 1 dated May 6, 2008, Supplement No. 2 dated May 7, 2008, Supplement No. 3 dated May 16, 2008 and Supplement No. 4 dated June 13, 2008. Capitalized terms used in this Supplement No. 5 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” and “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the sections entitled “Risk Factors” and “Distribution Policy.”

RECENT DEVELOPMENTS

Third Quarter Distribution—Distribution Increase

On June 10, 2008, our board of trustees approved a quarterly distribution to shareholders of $0.15 per common share for the third quarter 2008. The distribution will be calculated on a daily basis and paid on October 20, 2008 to shareholders of record during the period July 1, 2008 through and including September 30, 2008. The distribution represents an increase of $0.00625 over the second quarter 2008 distribution of $0.14375 per common share.